UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2018

Rexahn Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34079	11-3516358

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2018, Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Rexahn”), and institutional investors entered into securities purchase agreements (the “Securities Purchase Agreement”), pursuant to which Rexahn agreed to sell 5,769,231 shares of its common stock and warrants exercisable for up to 5,769,231 shares of its common stock (exclusive of the Wainwright Warrants described below) in a registered direct offering (the “Offering”) for gross proceeds of approximately $7.5 million. The shares and warrants are being sold in units, each consisting of one share of common stock and a warrant to purchase one share of common stock, at an offering price of $1.30 per unit.  Subject to certain ownership limitations, the warrants will be exercisable beginning six months following issuance and will expire five years from the initial exercise date. The warrants will have an exercise price of $1.67 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  The Offering is expected to close on or about October 19, 2018, subject to the satisfaction of customary closing conditions.

Rexahn also entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (“Wainwright”) on October 16, 2018, pursuant to which Wainwright agreed to serve as exclusive placement agent for the Offering.  Rexahn has agreed to pay Wainwright an aggregate fee up to 6% of the gross proceeds received in the Offering and pay Wainwright for non-accountable expenses in an amount equal to $30,000.  In connection with the Offering, Rexahn will also issue Wainwright or its designees warrants to purchase approximately 346,154 shares of Rexahn’s common stock (the “Wainwright Warrants”), representing a number of warrants equal to an aggregate of 6% of the number of shares sold in the Offering. The Wainwright Warrants will be substantially on the same terms as the other warrants issued in the Offering, except that the Wainwright Warrants will have an exercise price of $1.625 per share, will be exercisable beginning six months following issuance and will expire on October 17, 2023.

The net proceeds to Rexahn from the Offering, after deducting Wainwright’s fees and expenses, Rexahn’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the Offering, are expected to be approximately $6.9 million.

The shares of common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the warrants and the Wainwright Warrants will be issued pursuant to a prospectus supplement that will be filed with the Securities and Exchange Commission in connection with a takedown from Rexahn’s effective shelf registration statement on Form S-3 (File No. 333-218285) and the base prospectus dated as of July 11, 2017 contained in such registration statement.

The description of terms and conditions of the Engagement Letter, the form of warrant and the Securities Purchase Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of warrant and the form of securities purchase agreement, which are attached hereto as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference. A copy of the legal opinion of Hogan Lovells US LLP relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the Offering is filed herewith as Exhibit 5.1.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Engagement Letter, dated as of October 16, 2018, by and between Rexahn Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC.

4.1	Form of Warrant.

5.1	Opinion of Hogan Lovells US LLP.

10.1	Form of Securities Purchase Agreement, dated as of October 17, 2018, by and between Rexahn Pharmaceuticals, Inc. and the purchasers signatory thereto.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date:	October 19, 2018	/s/ Douglas J. Swirsky
Douglas J. Swirsky
President and Chief Financial Officer